Exhibit 99.1

On June 4, 2015, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. Announces

Establishment of Rule 10b5-1 Share Repurchase Plan

Columbus Grove, Ohio, June 4, 2015 – United Bancshares, Inc. (NASDAQ: UBOH) announced today that on May 28, 2015, it entered into a written repurchase plan with a broker for the purpose of repurchasing up to seventy thousand (70,000) shares of its common stock under its existing repurchase plan and in accordance with the guidelines specified in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The repurchase plan will take effect on June 15, 2015.

A plan under Rule 10b5-1 allows companies to repurchase shares when it might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods. The broker will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company’s behalf in accordance with the terms of the plan. Because repurchases made under the plan are subject to SEC regulations as well as certain constraints specified in the plan, there is no assurance regarding the exact number of shares that will be repurchased under the plan.

United Bancshares, Inc. is the holding company of The Union Bank Company, which serves Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lewis Center, Lima, Marion, Ottawa, and Pemberville, Ohio.

Contact:

Brian D. Young

President and CEO

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio  45830

(419) 659-2141

Email: info@theubank.com